EXHIBIT 14.1

PARTICLE DRILLING TECHNOLOGIES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures for Particle Drilling Technologies, Inc. (the “Company”). It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

In addition to this Code, the Company has other policies and procedures that apply to its chief executive officer, principal financial officer, the principal accounting officer and controller(s). These other policies and procedures are included in a supplemental section in this Code.

The Company is committed to being a responsible corporate citizen. This Code is an integral part of that commitment. Those who violate the standards in this Code will be subject to disciplinary action, which may include termination of employment. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 19 of this Code.

1.                                      Compliance with Laws, Rules and Regulations

The Company will comply with all applicable laws and regulations in all of its global operations. For everyone at the Company, this means following the letter of the law and doing the right, ethical thing even when the right actions go beyond the requirements of the law. There are specific legal and regulatory requirements for many functional areas and business processes within the Company, including, in particular, product development, finance, information systems, and manufacturing functions, as well as internal controls, complaint handling and document control processes. You have an obligation to know and comply with those legal and regulatory requirements and the Company policies that impact your function. In many instances, the policies referenced in this Code go beyond the requirements of the law. Similarly, supervisors and managers must help ensure familiarity with requirements for persons in positions that report to them. Disregard of the law or regulatory requirements cannot and will not be tolerated. Violation of domestic or foreign laws or regulations may subject you, as well as the Company, to civil and criminal penalties. You should be aware that conduct and records are subject to internal and external audits. Therefore, it is in your best interest to know and comply with the Company’s legal obligations. You are required to report any suspected violations of applicable law or regulations of this Code of Business Conduct.

The Company’s success in the global marketplace depends on you knowing and adhering to the legal and regulatory requirements that affect your job and geography. Operating within legal guidelines and cooperating with local, national and international authorities is at the heart of our Code. Legal compliance is the starting point. Meeting our legal obligations and cooperating with local, national and international authorities lays a solid foundation for the corporate values, legal and compliance obligations, integrity, respect for people, a dedication to quality and stewardship of our communities that define us as a company.

2.                                      Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position at the Company. Loans to, or guarantees of obligations of, employees, officers, directors and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or member of the Board of Directors. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under circumstances approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or the Company’s legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 19 of this Code.

3.                                      Insider Trading

In the course of business, the Company will need to announce “material” developments regarding its operations. Material information is information that a typical investor might consider important in deciding to buy, sell or hold securities or information that, if made public, would likely affect the market price of a company’s securities. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Examples of material information include information about financial results, potential acquisitions, testing results, regulatory or litigation developments and major management changes.

Prior to public announcement, you may have knowledge of material non-public information about the Company or other companies during your course of service at the Company. You must exercise the utmost care in handling such material non-public information to avoid legal and ethical violations.

Company policy and securities laws prohibit you from trading securities based on material non-public information. Information becomes public once it has been adequately disclosed and the market has had time to digest the information. Examples of adequate disclosure include the company’s announcement of material information through public means, such as news releases or securities filings. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures. If you have questions about whether the information you possess is material or whether it has been made public, contact the Company’s legal counsel before buying or selling securities. Directors and members of senior management (business group or geographic area vice president and above) and directors should always consult with the Company’s legal counsel before they or their immediate family members trade in the Company’s securities.

You should not disclose material non-public information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the company’s business. You are also prohibited from disclosing confidential information outside the company. Such “tips” may result in friends, relatives or others trading on the basis of inside information, which is also prohibited by securities laws. In addition, if you leave the company, you must maintain the confidentiality of such information until it has been adequately disclosed to the public.

Trading in “put” and “call” options and certain other derivative instruments on a corporation’s stock raises particular concerns about the use of company information and your interests in the company. Company policy prohibits you from trading in puts and calls and certain other derivative instruments on the Company’s stock and that of its competitors.

Violators of securities laws are subject to severe civil and criminal punishments. These penalties may even apply where the disclosing person did not engage in a transaction or directly benefit from the trading.

4.                                      Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.                                      Competition and Fair Dealing

We seek to outperform our competition fairly, honestly and in full compliance with applicable laws, including antitrust laws. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited and may be illegal. Each employee, officer and director should endeavor to respect the rights of and deal fairly and honestly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

6.                                      Anti-Kickback, Bribery

In the United States, and in many other countries, it is illegal to provide, offer or accept a kickback or bribe. A kickback or bribe is any money, fee, commission, credit, gift, gratuity, thing of value or compensation of any kind that is provided, directly or indirectly, and that has as one of its purposes the improper obtaining or rewarding of favorable treatment in a business transaction. The Company’s policy on kickbacks and bribes is clear: They are illegal and are not allowed.

7.                                      Business Courtesies and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer or director, or by any of their family members, if it: (i) is a cash gift, (ii) is inconsistent with customary business practices, (iii) is excessive in value, (iv) can be construed as a bribe or payoff and (v) violates any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

8.                                      Diversity

The Company respects and welcomes diversity in its directors, employees, customers, suppliers and others in the global marketplace. The Company is committed to equal employment opportunity without regard to race, color, religion, sex, national origin, age, medical condition or disability, sexual orientation, veteran status or any other characteristic protected by law.

9.                                      Harassment

Ethical personal conduct on the job means treating others with respect and fairness. Workplace harassment is any unwelcome or unwanted attention or discriminatory conduct based on an individual’s race, color, religion, sex, national origin, age, medical condition or disability, sexual orientation, veteran status or any other illegal or inappropriate basis. It can also include verbal, nonverbal or physical abuse. Something that is considered harmless by one individual may be perceived as harassment by another. You are expected to conduct yourself in a manner appropriate to the workplace, to keep all work environments free of harassment, and to conduct relationships with appropriate behavior and integrity. Harassment creates an intimidating or hostile work environment, and disrupts or interferes with another’s work performance. Everyone has the right to work in an environment free of workplace harassment. If workplace harassment does occur, you should report incidents as soon as possible to management, a human resources representative or the Company’s legal counsel.

10.                               Employee Privacy

The Company respects every employee’s right to confidentiality of certain employment records, including certain health information, as well as the privacy of personal activities outside of business hours. The Company collects and maintains personal information that relates to each employee, including medical and benefit information. Special care is taken to limit access to personal information to company personnel with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company’s policies.

The Company has rights of access to all company property, including computers, and all communications, electronic mail and voice-mail messages, records and information created in the business setting.

The Company emphasizes the need for balance between work, personal and family life, and encourages employees to pursue interests and activities outside the workplace. Personal interests and beliefs, however, must not be imposed on other employees or upon the company. Personal statements, for example on the Internet, must not appear to represent the views of the Company.

The Company encourages you to become involved in political activities of your choice. However, activities should not interfere with your ability to perform your job and should not imply participation or endorsement on the part of the Company.

11.                               Health, Safety and the Environment

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated. Weapons may not be carried into, stored or used in the Company’s facilities.

The Company is committed to environmental protection, both domestically and internationally, and expects employees to abide by the letter and spirit of applicable environmental laws.

12.                               Record-Keeping and Disclosures

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company’s controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets shall not be maintained.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s legal counsel.

Full, fair, accurate, timely and understandable disclosure shall be made by the Company in all reports and documents that the Company files with or submits to the Securities and Exchange Commission, and in all public communications made by the Company. Any employee, officer or director who becomes aware or believes that any disclosure that the Company has made or intends to make is inaccurate or misleading should immediately contact his supervisor or the Company’s General Counsel.

13.                               Confidential Information

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or others with whom the Company does business, except when disclosure is authorized by the Company’s Legal Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or others with whom the Company does business, if disclosed. It also includes information that suppliers, customers and other companies have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

14.                               Protection and Proper Use of the Company’s Assets

All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees, officers and directors to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as exploration, production and marketing plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy. It could also be illegal and result in civil or even criminal penalties.

15.                               Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. Government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. Government personnel. The promise, offer or delivery to an official or employee of the U.S. Government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s legal counsel can provide guidance to you in this area.

16.                               Waivers of this Code of Business Conduct and Ethics

Only the Board of Directors or a committee of the Board of Directors may make any waiver of this Code for executive officers or directors, and such waivers will be promptly disclosed if required by law or stock exchange regulation. Only the Company’s Chief Executive Officer may make any waiver of this Code for other employees of the Company.

17.                               Reporting Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior, as well as observed violations of this Code or any other Company policy, and when in doubt about the best course of action in a particular situation.

It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

18.                               Response and Discipline for Violations

You are responsible and accountable for adhering to this Code of Business Conduct. Subject to applicable law and agreements, if you violate the provisions outlined in this Code, you will be subject to appropriate disciplinary action, up to and including termination.

Violators of the laws and government regulations previously mentioned in this Code could expose themselves and the Company to substantial criminal penalties (including prison terms for individuals) and civil damages.

19.                               Compliance Procedures

All laws applicable to the Company or the conduct of its business, regardless of where located, must be observed. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

We must all work to ensure prompt and consistent action against violations of this Code and laws and regulations applicable to the Company . Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•                                            Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•                                            Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•                                            Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•                                            Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•                                            Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with the general manager of your division or your Human Resources representative. If that also is not appropriate, call or write to the Company’s General Counsel, or the Chairman of the Audit Committee, whose contact information may be obtained from the Human Resources department.

•                                            You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•                                            Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

SUPPLEMENTAL PUBLIC COMPANY CODE REQUIREMENTS FOR
SENIOR FINANCIAL OFFICERS

Particle Drilling Technologies, Inc. (the “Company”) has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The Company’s chief executive officer, principal financial officer, the principal accounting officer and controller(s) (collectively, the “Senior Financial Officers”) are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Senior Financial Officers are subject to the following additional specific policies:

1.                                       The Senior Financial Officers shall conduct themselves in an honest and ethical manner when acting for the Company, and shall avoid conflicts of interest between personal and professional relationships.

2.                                       The Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and other public communications or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

3.                                       Each Senior Financial Officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.                                       Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning any violation of these policies, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.                                       Each Senior Financial Officer shall promptly bring to the attention of the General Counsel or the Chief Executive Officer and to the Audit Committee any information he or she may have concerning evidence of a violation of the laws, rules or regulations applicable to the Company, its subsidiaries and the operation of their businesses, by the Company, its subsidiaries or any agent thereof, or of violation of the these policies.

6.                                       The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the these policies by the Company’s Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to these policies, and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.